EXHIBIT 16.1

[LETTERHEAD OF MOSS ADAMS LLP]

July 30, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 30, 2009, of Venture Financial Group, Inc. and are in agreement with the statements contained in the first through third paragraphs of Item 4.01(a) therein as it relates to Moss Adams LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Moss Adams LLP
Bellingham, Washington